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                                                                     Exhibit 3.1

                            CERTIFICATE OF AMENDMENT

                                       OF

                      RESTATED CERTIFICATE OF INCORPORATION

                          CROWLEY MARITIME CORPORATION

                  Crowley Maritime Corporation, a corporation organized sad existing under and by virtue of the General Corporation Law of the State of Delaware (the "GCL"), DOES HEREBY CERTIFY:

                  FIRST: That by written consent of the Board of Director of Crowley Maritime Corporation resolutions were duly adopted setting forth proposed amendments to the Restated Certificate of Incorporation, as amended, of said corporation, declaring said amendments to be advisable and determining to solicit the written consent of the stockholders of said corporation pursuant to
Section 228 of the GCL. The resolution setting forth the proposed amendment is as follows:

                  RESOLVED, that the Restated Certificate of Incorporation, as amended, of the corporation be amended by amending Article IV, paragraph (A), to read is its entirety as follows:

                           "A. The total number of shares of stock which the
                  corporation shall have the authority to issue is 5,054,500, of which 4,485,000 shares shall be designated Common Stock, $.01 par value per share (the "Common Stock"), 54,500 shares shall be designated as Class N Common Shares, $.01 par value per share (the "Class N Common Shares"), 315,000 shares shall be designated Series A Junior Convertible Preferred Stock, $100 par value per share (the "Series A Stock"), and 200,000 shares shall be designated the Series B Preferred Stock, $100 par value per share (the "Series B Stock")."

                  RESOLVED, that the Restated Certificate of Incorporation, as amended, of the corporation be amended by amending Article IV, paragraph (C), subparagraph (1)(a), to read in its entirety as follows:

                           "a. The term "Junior Stock" shall mean the Common
                  Stock, the Class N Common Shares and any other class or series of stock of the corporation hereafter authorized or created over which the shares of Series A Stock have preference or priority in the payment of dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the corporation."

                  RESOLVED, that the Restated Certificate of Incorporation, as amended, of the corporation be amended by amending Article IV, paragraph (D), subparagraph (1)(a), to read in its entirety as follows:

                           "a. The term "Junior Stock" shall mean the Common
                  Stock, the Class N Common Shares, the Series A Stock and any other class or series of stock
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                  of the corporation hereafter authorized or created over which the shares of Series B Stock have preference or priority in the payment of dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the corporation."

                  RESOLVED, that the Restated Certificate of Incorporation, as amended, of the corporation be amended further by adding at the end of
         Article IV thereof a new paragraph (E) to read to its entirety as follows:

                           "E. The rights, preferences, privileges, restrictions
                  and other matters relating to the Common Stock and the Class N Common Shares are as follows:

                                    1. Dividends.

                                    Subject to the aforementioned preferential
                           rights of the holders of the Series A Stock and the Series B Stock, the holders of the Common Stock and the Class N Common Shares shall be entitled to receive dividends when and as declared by the Board of Directors, out of any funds of the corporation at the time legally available for the declaration of dividends. With respect to the declaration and payment of dividends the Common Stock end the Class N Common Shares shall be treated equally, on a share for share basis, and dividends shall be declared and paid on the Common Stock and the Class N Common Shares without preference or distinction as between or among the Common Stock and the Class N Common Shares.

                                    2. Voting Rights.

                                    Subject to the aforementioned voting rights
                           of the holders of the Series A Stock and the Series B Stock, the holders of the Common Stock shall have and possess the sole and exclusive right to notice of stockholders' meetings and the sole and exclusive voting rights and powers. The Class N Common Shares shall have no voting rights whatsoever, except that the corporation may not, without the consent of the holders of at least a majority of the Class N Common Shares outstanding, given in person or by proxy, either in writing or by vote at a meeting called for that purpose at which the holders of the Class N Common Shares shall vote as a class, alter or change the powers, preferences, privileges or rights given to the holders of the Class N Common Shares so as to affect such class of stock adversely. The Class N Common Shares (if required by law) shall also be entitled to notice of the time, place, and purpose of any meeting called to approve any merger or consolidation of the corporation, but shall have no voting rights in connection with such merger or consolidation of the corporation unless the Class N Common Shares would be adversely affected thereby.

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                                    3. Liquidation.

                                    In the event of any liquidation,
                           dissolution, or winding up of the corporation, whether voluntary or involuntary, subject to all the preferential rights of the holders of the Series A Stock and Series B, the holders of the Common Stock and the Class N Common Shares shall be entitled to receive ratably, on a share for share basis without preference or distinction as between or among the Common Stock and the Class N Common Shares, all the remaining assets of the corporation."

                  SECOND: That thereafter, pursuant to resolution of its Board of Directors, the written consent to the amendment was given in accordance with
Section 228 of the GCL, and the written notice of the action has been given as provided in such Section 228.

                  THIRD: That such amendment was duly adopted in accordance with the provisions of. Section 242 of the GCL, except that pursuant to Section 228 of the GCL written consent to such amendment was given pursuant to such Section 228 and the written notice required by such Section 228 has been given.

                  FOURTH: That the capital of said corporation will pot be reduced under or by reason of such amendment.


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                  IN WITNESS WHEREOF, such Crowley Maritime Corporation has
caused this certificate to be signed by Thomas B. Crowley, Jr., its President, and attested by Tana G. Shipman, its Secretary, this 23rd day of May 1994.

                                        CROWLEY MARITIME CORPORATION

                                        By:  /s/ Thomas B. Crowley, Jr.
                                           -------------------------------------
                                               Thomas B. Crowley, Jr.
                                                     President


Attest:



By:    /s/ Tana Shipman
   --------------------------------
   Tana G. Shipman
   Secretary


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